UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

JA ENERGY

(Exact name of registrant as specified in its charter)

Commission File Number: 0-54236

Nevada	27-3349143
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10010 Alta Drive, Suite 115, Las Vegas, NV	89145
(Address of principal executive offices)	(Zip Code)

(702) 629-5154

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2014, at a meeting of the Board of Directors (the "Board") of JA Energy, Inc. (“JA Energy” or “the Company”) a Settlement Agreement with Mr. Mark DeStefano was ratified and approved.

Under the terms and conditions of the Settlement Agreement, Mr. DeStefano agrees not to foreclose on his Note and take the pending patents from the Company, which were used as collateral to secure his $20,000 Note to the Company. He further agrees to forgive the $20,000 Note, its interest and the interest only on the $50,000 Note in exchange for 1,000,000 Preferred Voting Stock, that are designated where each Voting Preferred share carries the voting power of fifty (50) common shares. In return, JA Energy agrees to file Articles of Designation for the Preferred Voting Shares with the Nevada Secretary of State and agrees to issue 1,000,000 Preferred Voting Stock to Mr. DeStefano.

The Settlement Agreement further stipulates that Mr. DeStefano agrees to return the 1,000,000 Preferred Voting Stock to JA Energy for cancellation, upon payment-in-full of his $50,000 Note, without interest, and the sale and delivery of five (5) Units of both the Modular Distillation Unit ("MDU") and the Electrical Generation System, Method of Producing Electrical Energy, And Manufacturing An Electrical Generation System ("MEG"). The MDU and MEG are two products that have been under development by the Company.

Item 3.02 Unregistered Sales of Equity Securities

As of June 6, 2014, in connection with the Settlement Agreement, JA Energy agreed to issue 1,000,000 unregistered restricted Preferred Voting Stock, which carries a voting weight equal to fifty (50) Common Shares to Mark DeStefano in exchange the forgiveness of his $20,000 Note and Interest, the Interest on his $50,000 Note to the Company, and he agreed not to foreclose on the Company's pending patents, which were used as collateral to secure his $20,000 Note to the Company.

Before Mr. DeStefano received the 1,000,000 unregistered Preferred Voting Stock, he was known to JA Energy and its management, through long-term pre-existing business relationship. JA Energy did not engage in any form of general solicitation or general advertising in connection with this transactions. The shareholder was provided access to all material information, which they requested and all information necessary to verify such information and was afforded access to our management in connection with this transaction. Mr. DeStefano acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. He understood the ramifications of his actions. The shares of Preferred Voting Stock issued contained a legend restricting transferability absent registration or applicable exemption.

JA Energy relied upon Section 4(2) of the Securities Act for the offer and sale. JA Energy believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale.

Item 5.01. Changes in Control of Registrant.

In connection with the Settlement Agreement, described in Section 1.01 of this Current Report on Form 8-K, JA Energy on June 9, 2014 issued 1,000,000 unregistered restricted Preferred Voting Stock, which carries a voting weight equal to fifty (50) Common Shares from its treasury to Mark DeStefano. As a result, Mr. DeStefano will have the voting power of approximately 53.5% of the JA Energy's stock immediately following the transfer of the Preferred Voting Stock.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 6, 2014, upon Board approval, JA Energy filed Articles of Designation with the Nevada Secretary of State. The Articles of Designation create a class of Preferred Voting Stock, par value $0.001. Two Million (2,000,000) Preferred Voting Stock were authorized. The Preferred Voting Stock carry a voting weight equal to fifty (50) Common Shares. The shares of the Preferred Voting Stock are not redeemable and cannot be converted into Common Shares, unless it is approved by the Board of Directors and agreed upon by the Preferred Voting Shareholders.

The Company’s Articles of Designation is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(d) Exhibits:

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period Ending	Exhibit	Filing Date
3.3	Articles of Designation of Preferred Voting Stock, filed June 6, 2014	X
10.1	Settlement Agreement between JA Energy and Mark DeStefano, dated June 6, 2014	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JA Energy
Registrant

Date: June 9, 2014	By:/s/ Barry Hall
Barry Hall Director/CFO